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                                                            Exhibit 5.2



                 LETTERHEAD OF CALLISTER NEBEKER & McCULLOUGH


                                                                   20 April 1998

VIA FEDERAL EXPRESS
-------------------

Zions Bancorporation
One South Main Street, Suite 1380
Salt Lake City, Utah 84111

Ladies and Gentlemen:

   We have acted as special Utah counsel to Zions Bancorporation, a Utah corporation (the "COMPANY"), in providing this opinion with respect to the registration under the Securities Act of 1933 (the "ACT") of 2,058,531 shares (the "SHARES") of the Company's Common Stock, no par value. This opinion is being delivered to you pursuant to your request.

   In connection with this representation, we have examined the original, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the "TRANSACTION DOCUMENTS"). We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible.

   Based upon and in reliance on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the Transaction Documents including the registration statement relating to the Shares (the "REGISTRATION STATEMENT"), duly and validly issued and fully paid and nonassessable under the Utah Revised Business Corporation Act, and the shareholders of the Company have no pre-emptive right to acquire additional shares in respect of the Shares.

   Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Document.

   Our opinion, as set forth herein, is subject to the following further qualifications:

   A. This opinion speaks only as of its date and you understand that this firm has no
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Zions Bancorporation                                                      Page 2



obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

   B. Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the laws of the State of Utah (excluding the securities laws of the State of Utah), and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinion is rendered only with respect to Utah laws and the rules, regulations and orders thereunder that are currently in effect.

   We consent to Sullivan & Cromwell's relying as to matters of Utah law upon this opinion in connection with the opinion to be rendered by them pursuant to the Registration Statement. We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

   This opinion is furnished to you solely for your benefit in connection with the closing of the transactions contemplated by the Registration Statement, may not be relied upon by any other person, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.


                                 Very truly yours,

                                 /s/ CALLISTER NEBEKER & McCULLOUGH

                                 CALLISTER NEBEKER & McCULLOUGH
                                 A Professional Corporation



cc:  Dale M. Gibbons
     Stanley F. Farrar, Esq. (via Federal Express)
     Albert Y. Liu, Esq. (via Federal Express)
     Louis H. Callister, Esq.